Exhibit 99.2

OfficeMax Incorporated
263 Shuman Boulevard Naperville, IL 60563

News Release

OfficeMax Media Contacts		OfficeMax Investor Contact
Bill Bonner	Jennifer Rook	John Jennings
630 864 6066	630 864 6057	630 864 6820

For Immediate Release: July 26, 2007

OFFICEMAX ELECTS WILLIAM J. MONTGORIS TO BOARD OF DIRECTORS

NAPERVILLE, Ill., July 26, 2007 — OfficeMax® Incorporated (NYSE: OMX) a leader in office products and services, announced today that William J. Montgoris has been elected to serve on the company’s board of directors.

“We welcome the financial and operational experience that Bill brings to the board”, said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.  “I am confident that we will benefit greatly from his counsel.”

Mr. Montgoris has been a member of the board of directors of Stage Stores, Inc. since 2004 and is also a Trustee of five funds within The Reserve Funds family of money market mutual funds.  After 20 years of service, Mr. Montgoris retired from The Bear Stearns Companies Inc., a leading global investment banking, securities trading and brokerage firm where he had held several top management positions, including Chief Operating Officer and Chief Financial Officer.  Mr. Montgoris began his career with the public accounting firm now known as Pricewaterhouse Coopers.

Mr. Montgoris will serve on the audit and executive compensation committees for OfficeMax.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 35,000 associates through direct sales, catalogs, e-commerce and more than 900 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.